Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reduces Obligations to Pay Tax Receivable Liability
Payment of $51 Million Eliminates Liability
Recorded at $187 Million
SOUTH PORTLAND, Maine, June 29, 2009 — Wright Express Corporation (NYSE: WXS) announced today that it has prepaid Realogy Corporation’s portion of Wright Express’ future payment obligations under an existing tax receivable agreement with the former parent company of both Wright Express and Realogy. Realogy was entitled to 62.5% of these payments, which were scheduled to continue through 2020.
Prior to this transaction, Wright Express had a liability of approximately $187 million for these payments. The Company has prepaid this liability for $51 million. As a result, Wright Express will record a gain of approximately $136 million pretax and $86 million after tax in the second quarter of 2009.
“Our healthy cash flow and strong balance sheet have presented us with an outstanding financial opportunity,” said Wright Express Chairman and CEO Michael Dubyak. “We anticipate this $51 million prepayment will deliver a cash payback in less than four years.”
About Wright Express
Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.7 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding: the Company’s expectation that it will receive a gain of approximately $136 million pretax and $86 million after tax in the second quarter of 2009; and the Company’s expectation that the $51 million prepayment of Realogy Corporation’s portion of Wright Express’ future payments under an existing tax receivable agreement with the former parent company of both Wright Express and Realogy will deliver a cash payback in less than four years. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: changes in tax rates; corporate financial results; volatility in fuel prices; future fueling patterns; risks related to customer and counterparty bankruptcies and credit failures; changes in interest rates; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; achievement of the expected benefits of the Company’s alliances, mergers and acquisitions; and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 27, 2009, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.